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EXHIBIT 99.1

                 OAK TECHNOLOGY COMPLETES ACQUISITION OF XIONICS
       ANNOUNCES MANAGEMENT TEAM, FORMER CEO OF XIONICS TO JOIN OAK BOARD

         SUNNYVALE, CA.-January 12, 2000 -- Oak Technology (NASDAQ:OAKT) announced today that it has completed the acquisition of Xionics Document Technologies. Shareholders of both companies yesterday voted to approve the acquisition agreement, which was made between the two companies in July 1999.

         The operations of Xionics will be merged with Oak's existing imaging operations to form the Oak Imaging Group. The group will be based in the suburbs of Boston, where both Xionics and Oak's imaging operations are currently based. Through this strategic merger with Xionics, Oak solidifies its leadership in both image processors and embedded software, creating one of the most comprehensive suppliers of both hardware and software technology and solutions for the digital office equipment market. This combination enhances Oak's position as a strategic partner and supplier to the top OEMs in digital office equipment, which include, among others, Canon, FujiXerox, Hewlett-Packard, IBM, Ricoh, Seiko Epson, Sharp and Xerox.

         Pete Simone, formerly Chief Executive Officer of Xionics, has joined the Board of Directors of Oak Technology. "This acquisition makes great strategic sense and I am glad that I will be able to continue to play a role in Oak's future by joining the Board," commented Mr. Simone.

MANAGEMENT TEAM

         A team of industry veterans will manage the Oak Imaging Group. Peter Besen, formerly President of Oak's Pixel Magic subsidiary, will be Vice President and General Manager for Image Processing Products; Rosemary Grande, formerly Chief Operating Officer of Xionics, is named to the post of Vice President and General Manager of Software Products. Simon Dolan, currently Vice President of Corporate Marketing and Strategy at Oak Technology, adds Imaging Marketing to his duties. John Seguin, formerly Vice President of Sales and Marketing at Xionics is named to the post of Vice President of Sales for the Imaging Group. Besen, Dolan and Grande report directly to Young Sohn, President and CEO of Oak Technology. Mr Seguin reports to Charlie Parr, Vice President of Worldwide Sales for Oak Technology. Don Shulsinger, formerly Vice President of Sales and Marketing for Pixel Magic, joins the team as Vice President of Internet Business Development, reporting directly to Mr. Sohn. Bob Lentz, formerly Senior Vice President and Chief Financial Officer of Xionics, will stay with the company on an interim basis to help drive the successful merger of the two companies.

         "Now that this acquisition has closed, we can move ahead with our plans to integrate the two companies," said Mr. Sohn. "The combination of Xionics' strengths in software and Oak's chip expertise will allow us to offer a broad range of solutions for the future connected office. We have assembled a management team from both companies that has the skills and experience to take Oak Imaging to the next level. I am particularly pleased to be able to add Pete Simone's experience and expertise in the imaging world to our board of directors."

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TERMS OF THE AGREEMENT

         Under the terms of the agreement, Xionics shareholders will receive .8031 share of Oak common stock for each share of Xionics stock and $2.94 in cash. Oak will assume Xionics' outstanding options. Xionics has approximately
11.5 million shares outstanding. The company expects to incur a one-time charge to earnings for the quarter ending March 31, 2000 of approximately $16 million, which includes in-process research and development, estimated costs to consolidate facilities and operations, and other expenses related to the acquisition.

ABOUT XIONICS

         Xionics is the leading developer of innovative software and silicon for printing, scanning, copying, processing and transmitting documents to computer peripherals. Xionics partners with the industry's leading OEMs, including Hewlett-Packard, IBM, QMS, Ricoh, Samsung, GCC, Seiko Epson, Sharp, and Xerox, to develop peripherals that provide the performance, output quality and network connectivity for today's office computing market. The company's corporate headquarters is based in Burlington, Mass., with offices in Japan and Germany. For more information on Xionics and its products, visit the company on the at World Wide Web at www.xionics.com.

ABOUT OAK TECHNOLOGY

         Founded in 1987, Oak Technology, Inc. designs, develops and markets high-performance semiconductors and related software to original equipment manufacturers (OEMs) worldwide who serve the optical storage, consumer electronics and digital office equipment markets. Oak has subsidiaries in Japan (Oak Technology K.K.); Taiwan (Oak Technology, Taiwan); and Andover, Mass. (Oak's Imaging Group). The Company completed its initial public offering in February 1995. Additional information about Oak Technology and its products can be found on the World Wide Web at www.oaktech.com.

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         Oak Technology and the Oak logo are registered trademarks of Oak
Technology, Inc., All other product names or company names are mentioned for identification purposes only, and may be trademarks of their respective owners.

         Editorial Contact
         Simon Dolan
         Oak Technology, Inc.
         (408) 523 6506
         simondolan@oaktech.com

         Mark J. Ferrone
         Brodeur Worldwide
         (408) 273-7245
         mferrone@brodeur.com